Proxy Voting Results

A special meeting of each fund's shareholders was held on October 14, 2004. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to allow the Board of Trustees, if permitted by applicable law, to authorize fund mergers without shareholder approval. A
	# of Votes	% of Votes
Affirmative	15,718,325,709.37	74.142
Against	3,816,318,151.70	18.001
Abstain	840,597,158.37	3.965
Broker Non-Votes	825,022,241.94	3.892
TOTAL	21,200,263,261.38	100.000
PROPOSAL 2
To elect a Board of Trustees. A
	# of Votes	% of Votes
J. Michael Cook
Affirmative	20,046,954,592.62	94.560
Withheld	1,153,308,668.76	5.440
TOTAL	21,200,263,261.38	100.000
Ralph F. Cox
Affirmative	20,022,775,321.09	94.446
Withheld	1,177,487,940.29	5.554
TOTAL	21,200,263,261.38	100.000
Laura B. Cronin
Affirmative	20,020,502,157.24	94.435
Withheld	1,179,761,104.14	5.565
TOTAL	21,200,263,261.38	100.000
Dennis J. Dirks B
Affirmative	20,051,128,100.47	94.580
Withheld	1,149,135,160.91	5.420
TOTAL	21,200,263,261.38	100.000
Robert M. Gates
Affirmative	20,029,013,552.52	94.475
Withheld	1,171,249,708.86	5.525
TOTAL	21,200,263,261.38	100.000
George H. Heilmeier
Affirmative	20,064,274,525.78	94.642
Withheld	1,135,988,735.60	5.358
TOTAL	21,200,263,261.38	100.000
Abigail P. Johnson
Affirmative	19,965,491,863.72	94.176
Withheld	1,234,771,397.66	5.824
TOTAL	21,200,263,261.38	100.000
Edward C. Johnson 3d
Affirmative	19,910,643,140.70	93.917
Withheld	1,289,620,120.68	6.083
TOTAL	21,200,263,261.38	100.000
	# of Votes	% of Votes
Donald J. Kirk
Affirmative	20,034,697,704.85	94.502
Withheld	1,165,565,556.53	5.498
TOTAL	21,200,263,261.38	100.000
Marie L. Knowles
Affirmative	20,071,617,016.84	94.676
Withheld	1,128,646,244.54	5.324
TOTAL	21,200,263,261.38	100.000
Ned C. Lautenbach
Affirmative	20,069,374,137.98	94.666
Withheld	1,130,889,123.40	5.334
TOTAL	21,200,263,261.38	100.000
Marvin L. Mann
Affirmative	20,034,126,102.77	94.499
Withheld	1,166,137,158.61	5.501
TOTAL	21,200,263,261.38	100.000
William O. McCoy
Affirmative	20,046,749,092.57	94.559
Withheld	1,153,514,168.81	5.441
TOTAL	21,200,263,261.38	100.000
Robert L. Reynolds
Affirmative	20,051,009,814.32	94.579
Withheld	1,149,253,447.06	5.421
TOTAL	21,200,263,261.38	100.000
Cornelia M. Small B
Affirmative	20,037,030,750.74	94.513
Withheld	1,163,232,510.64	5.487
TOTAL	21,200,263,261.38	100.000
William S. Stavropoulos
Affirmative	20,037,089,868.63	94.513
Withheld	1,163,173,392.75	5.487
TOTAL	21,200,263,261.38	100.000
PROPOSAL 4
To amend each fund's fundamental investment limitation concerning lending.
Fidelity Aggressive International Fund
	# of Votes	% of Votes
Affirmative	363,425,018.38	84.546
Against	36,724,986.29	8.544
Abstain	23,774,719.92	5.531
Broker Non-Votes	5,927,555.40	1.379
TOTAL	429,852,279.99	100.000
Fidelity Diversified International Fund
	# of Votes	% of Votes
Affirmative	7,251,250,905.41	78.865
Against	1,006,828,073.47	10.951
Abstain	552,501,175.27	6.008
Broker Non-Votes	384,001,957.00	4.176
TOTAL	9,194,582,111.15	100.000
Fidelity Global Balanced Fund
	# of Votes	% of Votes
Affirmative	55,728,206.23	73.810
Against	10,033,280.79	13.288
Abstain	5,563,415.27	7.369
Broker Non-Votes	4,177,655.60	5.533
TOTAL	75,502,557.89	100.000
Fidelity Overseas Fund
	# of Votes	% of Votes
Affirmative	1,552,368,345.07	76.613
Against	289,860,925.90	14.306
Abstain	148,860,898.25	7.346
Broker Non-Votes	35,146,108.15	1.735
TOTAL	2,026,236,277.37	100.000
Fidelity Worldwide Fund
	# of Votes	% of Votes
Affirmative	420,519,900.33	78.017
Against	68,949,855.25	12.792
Abstain	36,687,593.90	6.806
Broker Non-Votes	12,854,366.22	2.385
TOTAL	539,011,715.70	100.000
ADenotes trust-wide proposals and voting results. BEffective January 1, 2005.